Exhibit 23.2

AUDIT ALLIANCE LLP®
A Top 18 Audit Firm 10 Anson Road, #20-16 International Plaza, Singapore 079903.

UEN: T12LL1223B GST Reg No : M90367663E

Tel: (65) 6227 5428 10

Anson Road #20-16 International Plaza Singapore 079903

Website : www.allianceaudit.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated May 5, 2025, relating to the consolidated balance sheet of Enovum Data Centers Corp. as of September 30, 2024, the related consolidated statements of operations, shareholders’ equity, and cash flows for the period from January 1, 2024 to September 30, 2024, and the related notes to the consolidated financial statements and schedules. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Audit Alliance LLP

Singapore

July 11, 2025

Registered Office: 10 Anson Road #20-16 International Plaza Singapore 079903